Lake Shore Bancorp, Inc. Announces Full Year 2018 and Fourth Quarter Financial Results

DUNKIRK, N.Y.— January 30, 2019—Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced unaudited results for the three months and year ended December 31, 2018.

2018 Fourth Quarter and Full Year Highlights:

•

Earnings per share, basic and diluted, increased $0.11, or 20.0%, for the year ended December 31, 2018 when compared to the year ended December 31, 2017. Basic and diluted earnings per share for the three months ended December 31, 2018 was $0.17, an increase of $0.08, or 88.9%, when compared to the three months ended December 31, 2017;

•

Net interest income increased $1.2 million, or 6.9%, for the year ended December 31, 2018 when compared to the year ended December 31, 2017 primarily due to a $26.7 million, or 16.1%, increase in average commercial loans during the year ended December 31, 2018 as compared to the year ended December 31, 2017;

•

Net interest income increased $472,000, or 11.3%, for the fourth quarter 2018 when compared to the fourth quarter 2017 primarily due to a $19.7 million, or 11.1%, increase in average commercial loans during the three months ended December 31, 2018 as compared to the three months ended December 31, 2017;

•

The effective tax rate was 12.8% for the year ended December 31, 2018, which was a 50.8% decrease in comparison to the year ended December 31, 2017, primarily due to the Tax Cuts and Jobs Act (“Tax Act”) which lowered the federal corporate tax rate from 34% to 21% as of January 1, 2018.  Net income for the year ended December 31, 2017 was negatively impacted by a one-time $262,000 income tax charge recorded during the fourth quarter 2017 due to the revaluation of net deferred tax assets required by the Tax Act.  There were no similar one-time charges recorded during the year ended December 31, 2018;

•

The effective tax rate was 11.3% for the fourth quarter 2018, which was a 75.1% decrease in comparison to the fourth quarter 2017, primarily due to the Tax Act.  A one-time $262,000 income tax charge was recorded during the fourth quarter 2017 due to the revaluation of net deferred tax assets required by the Tax Act which had a negative impact on 2017 net income.  There were no similar one-time charges recorded during fourth quarter 2018;

•	Total assets at December 31, 2018 increased $26.7 million, or 5.2%, to $545.7 million when compared to December 31, 2017;
•

Loans receivable, net increased $27.4 million, or 7.5%, to $392.5 million at December 31, 2018 from $365.1 million at December 31, 2017 primarily due to organic growth in commercial loans of $13.4 million, or 7.4%, and one- to four-family residential real estate loans of $10.4 million, or 7.2%, during 2018;

•

Non-performing loans as a percent of total loans decreased from 1.05% as of December 31, 2017 to 0.82% as of December 31, 2018 primarily due to a decrease in non-performing commercial real estate loans during 2018; and

•	Total deposits grew by $27.3 million, or 6.7%, to $432.5 million at December 31, 2018 when compared to December 31, 2017.

Net income for fourth quarter 2018 was $1.0  million, or $0.17 per diluted share, as compared to fourth quarter 2017 net income of $580,000, or $0.09 per diluted share. Fourth quarter 2018 net income reflected a $472,000 increase in net interest income and a $354,000 decrease in income tax expense which was partially offset by a $388,000 increase in non-interest expense, a $15,000 increase in provision for loan losses and a $3,000 decrease in non-interest income when compared to the fourth quarter of 2017.

Net income for the year ended December 31, 2018 was $4.0 million, or $0.66 per diluted share, compared to net income of $3.4 million, or $0.55 per diluted share, for the year ended December 31, 2017. Net income for the year ended December 31, 2018 reflected a $1.2 million increase in net interest income, a $600,000 decrease in income tax expense and a $120,000 decrease in provision for loan losses which was partially offset by a $1.1 million increase in non-interest expense and a $181,000 decrease in non-interest income when compared to the year ended December 31, 2017.

“We are extremely pleased to report significant growth in both total assets and net income during 2018,” stated Daniel P. Reininga, President and Chief Executive Officer.  “Our financial results continue to be positively impacted by our strategic focus on growing loans and deposits organically through the establishment and strengthening of customer relationships while also improving upon our already strong credit quality. We will remain focused on delivering exceptional individualized service while providing our customers with innovative banking products and services.”

Net Interest Income

Fourth quarter 2018 net interest income increased $472,000, or 11.3%, to $4.7  million compared to fourth quarter 2017. Net interest income for the year ended December 31, 2018 increased $1.2 million, or 6.9%, to $17.9 million when compared to the year ended December 31, 2017.

Interest income for the fourth quarter of 2018 was $5.7 million, an increase of $742,000, or 15.1%, compared to fourth quarter 2017.  The increase was attributable to a $24.1 million, or 5.1%, increase in the average balance of interest-earning assets and a 40 basis points increase in the average yield of interest-earning assets to 4.53% in comparison to 4.13% for the fourth quarter of 2017. The increase in the average balance and yield of interest-earning assets was primarily due to growth in commercial loans.

Interest income for the year ended December 31, 2018 was $21.5 million, an increase of $2.1 million, or 11.0%, compared to the year ended December 31, 2017.  The increase was attributable to a $31.7 million, or 6.8%, increase in the average balance of interest-earning assets in comparison to the year ended December 31, 2017, primarily due to growth in commercial loans.  The average yield on interest-earning assets increased by 16 basis points to 4.34% for the year ended December 31, 2018 in comparison to 4.18% for the year ended December 31, 2017, primarily due to growth in higher rate commercial loans.

Interest expense for the 2018 fourth quarter was $1.0 million, an increase of $270,000, or 36.4%, from $741,000 for the 2017 fourth quarter. Approximately $248,000 of the increase was due to a 43 and 33 basis points increase, respectively, in the average interest rate being paid on money market and time deposit accounts as a result of the increase in short term interest rates during the three month period ended December 31, 2018 as compared to the three month period ended December 31, 2017.  The increase in interest paid on deposit accounts was also due to a $28.5 million increase in average deposits during the 2018 fourth quarter as compared to the 2017 fourth quarter.

Interest expense for the year ended December 31, 2018 was $3.6 million, an increase of $972,000, or 37.0%, from $2.6 million for the year ended December 31, 2017. Approximately $756,000 of this increase was due to a 39 and 22 basis points increase, respectively, in the average interest rate being paid on money market and time deposit accounts as a result of the increase in short term interest rates during the year ended December 31, 2018.  The increase in interest paid on deposit accounts was also due to a $29.6 million increase in average deposits during the year ended December 31, 2018 as compared to the year ended December 31, 2017. In addition, there was an  $80,000 increase in interest paid on borrowed funds during 2018 primarily due to a $2.5 million increase in the average balance of borrowings.  The average rate paid on borrowings increased to 2.36% for the year ended December 31, 2018 as compared to 2.29% for the year ended December 31, 2017.

Non-Interest Income

Non-interest income decreased by $3,000, or 0.5%, to $598,000 in the fourth quarter of 2018 as compared to $601,000 for the fourth quarter of 2017. The decrease was primarily attributed to a decrease in other income and recoveries on previously impaired securities, nearly offset by an increase in service charges and fees and earnings on bank owned life insurance during the fourth quarter of 2018.

Non-interest income decreased by $181,000, or 6.8%, to $2.5 million for the year ended December 31, 2018 as compared to $2.7 million for the year ended December 31, 2017. The decrease was primarily attributed to a $244,000 pre-tax realized gain on the sale of securities during the year ended December 31, 2017 as compared to there being no sales of securities during the year ended December 31, 2018. The decrease was also due to a $37,000 decrease in other income. The decrease was partially offset by a  $56,000 increase in service charges and fees and a $34,000 increase in earnings on bank owned life insurance during the year ended December 31, 2018.

Non-Interest Expense

Non-interest expense was $4.1 million for the fourth quarter of 2018, an increase of $388,000, or 10.6%, compared to the same quarter in the prior year. The current year fourth quarter had higher expenses for salary and benefits, professional services, occupancy and equipment and other expenses, which were partially offset by a decrease in advertising expenses.

Non-interest expense was $15.4 million for the year ended December 31, 2018, an increase of $1.1 million, or 7.5%, compared to the year ended December 31, 2017. The current year had higher expenses for salary and benefits, professional services, other expenses, data processing and occupancy and equipment.

Asset Quality

The fourth quarter 2018 provision for loan losses was $75,000 as compared to $60,000 for the same quarter in the prior year.  The increase in the provision expense was primarily due to a higher volume of loan originations during the fourth quarter of 2018 as compared to the prior year period.

The provision for loan losses during the year ended December 31, 2018 was $390,000, a decrease of $120,000, or 23.5%, as compared to the year ended December 31, 2017.  During the year ended December 31, 2017, a higher provision was recorded for the downgrade in loan classification for two commercial loan relationships.  As of December 31, 2018, these downgraded loans were performing, and well collateralized by commercial real estate, as well as fixtures and equipment.

Non-performing loans as a percent of total net loans at December 31, 2018 was 0.82%, a 23 basis points decrease from 1.05% at December 31, 2017, primarily due to a decrease in non-performing commercial real estate loans during 2018. The Company’s allowance for loan losses as a percent of total loans was 0.88% at December 31, 2018 and 0.90% at December 31, 2017. The Company’s asset quality metrics reflect its economically stable market area, along with the Bank’s robust loan servicing and collection capabilities and strong underwriting procedures.

Balance Sheet Summary

Total assets at December 31, 2018 were $545.7 million, a $26.7 million, or 5.2%, increase as compared to $519.0 million at December 31, 2017. Loans receivable, net at December 31, 2018 were $392.5 million, a $27.4 million, or 7.5%, increase as compared to $365.1 million at December 31, 2017. The increase in total loans was primarily due to an increase in commercial real estate, one- to four-family residential real estate and home equity loans, partially offset by a decrease in commercial business loans. Total deposits at December 31, 2018 were $432.5 million, an increase of $27.3 million, or 6.7%, compared with $405.2 million at December 31, 2017. Core deposits  (defined as savings accounts, money market accounts, demand deposit accounts and other interest bearing checking accounts) at December 31, 2018 were $277.5 million, an increase of $20.8 million, or 8.1%, from December 31, 2017.

Stockholders’ equity at December 31, 2018 was $79.8 million as compared to $78.4 million at December 31, 2017.  The increase in stockholders’ equity was primarily attributed to 2018 net income which was partially offset by stock repurchases, dividend payments and a decrease in accumulated other comprehensive income. Dividends paid to shareholders during the year ended December 31, 2018 increased to $0.40 per share, or 25.0%, from $0.32 per share for the year ended December 31, 2017, resulting in a dividend yield of 2.7% as of December 31, 2018. The increase in dividends paid to shareholders reflected the improved performance in the Company’s financial results, along with the decision by the members of Lake Shore, MHC (the “MHC”) (the 60.6% majority-owner and mutual holding company of the Company), to approve the MHC’s waiver of dividends declared by the Company on its common stock for the 12 months subsequent to February 7, 2018.  As previously announced, the MHC is currently soliciting proxies from its members to approve a dividend waiver for 2019.  There can be no assurance that the members will approve the dividend waiver or that the Board of Governors of the Federal Reserve System will not object to the waiver, even if it is approved by members at the special meeting.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	December 31,
	2018	2017
	(Unaudited)
	(Dollars in thousands)

Total assets	$545,708	$518,977
Cash and cash equivalents	30,751	40,913
Securities available for sale	86,193	80,421
Loans receivable, net	392,471	365,063
Deposits	432,458	405,153
Long-term debt	24,650	26,950
Stockholders’ equity	79,804	78,375

Statements of Income
	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$5,671	$4,929	$21,536	$19,408
Interest expense	1,011	741	3,602	2,630
Net interest income	4,660	4,188	17,934	16,778
Provision for loan losses	75	60	390	510
Net interest income after provision for loan losses	4,585	4,128	17,544	16,268
Total non-interest income	598	601	2,474	2,655
Total non-interest expense	4,056	3,668	15,433	14,360
Income before income taxes	1,127	1,061	4,585	4,563
Income tax expense	127	481	585	1,185
Net income	$1,000	$580	$4,000	$3,378
Basic and diluted earnings per share	$0.17	$0.09	$0.66	$0.55
Dividends declared per share	$0.10	$0.08	$0.40	$0.32

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Years Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)

Return on average assets(1)	0.74%	0.45%	0.75%	0.67%
Return on average equity(1)	5.05%	2.95%	5.07%	4.34%
Average interest-earning assets to average interest-bearing liabilities	125.05%	127.35%	125.68%	128.07%
Interest rate spread	3.52%	3.34%	3.43%	3.45%
Net interest margin	3.72%	3.51%	3.61%	3.61%

(1) Annualized for the three months ended December 31, 2018 and 2017.

	December 31,
	2018	2017
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.82%	1.05%
Non-performing assets as a percent of total assets	0.71%	0.82%
Allowance for loan losses as a percent of total net loans	0.88%	0.90%
Allowance for loan losses as a percent of non-performing loans	107.15%	85.65%

	December 31,
	2018	2017
	(Unaudited)

Share Information:
Common Stock, number of shares outstanding	6,004,664	6,098,323
Treasury Stock, number of shares held	823,077	729,418
Book value per share	$13.29	$12.85